EXHIBIT 99.1

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

TAYLOR MORRISON REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

•	Home closings revenue increased 62% while home closings increased 52%
•	Backlog value increased by 55% while backlog units increased by 35%
•	U.S. net sales orders increased 33% and U.S backlog revenue increased 119%
•	Home closings gross margin dollars increased 71%

Scottsdale, AZ, August 13, 2013 –Taylor Morrison Home Corporation (the “Company” or “Taylor Morrison”) (NYSE: TMHC) announced today financial results for the second quarter ended June 30, 2013.

“We are delighted to report improvement in virtually all key operational metrics, adding to more than three years of profitability.   The results we’re releasing today continue to reflect a reward for years of diligence in managing the business during the downturn,” said Sheryl Palmer, President and CEO.  “The quality of our locations and our land development capability drives the strength of our backlog, home revenue and margin growth.  Our team’s conscientious implementation of our strategy and superior execution has allowed us to capitalize on the improvement in the housing market in the first half of 2013.”

Net sales orders increased 26% to 1,596 in the second quarter of 2013 as compared to 1,267 in the second quarter of last year.  Net sales orders in the Company’s U.S. operations increased 33% in the second quarter of 2013, partially offset by a 9% sales order decline in its Canadian operations during the same period. During the quarter, community count increased by 45 % to 172.  The Company’s overall monthly absorption pace was 3.1 net sales orders per community in the second quarter of 2013 compared to 3.6 for the second quarter of 2012.  During the quarter, the Company intentionally limited releases and sales pace in order to manage its growing backlog, production and overall customer expectations while maximizing profitability and efficient use of land assets.

The Company’s sales order backlog value increased 55% to $1.6 billion at June 30, 2013 from $1.0 billion at June 30, 2012, as backlog units increased 35% to 4,127 homes at June 30, 2013 compared with 3,053 homes at June 30, 2012.  The second quarter 2013 cancellation rate, representing cancelled sales orders divided by gross sales orders, was 12.4 % in the second quarter of 2013, compared to 12.8 % in the second quarter of 2012.

Home closings revenue totaled $496 million in the second quarter of 2013, benefiting from a 52% increase in homes closed, from 883 in the 2012 quarter to 1,341 during the 2013 quarter.  Adjusted home closings gross margin in the second quarter of 2013, which is adjusted to exclude capitalized interest, improved 120 basis points to 22.8% as compared to the second quarter of 2012.  Home closings gross margin in the second quarter of 2013 improved to 20.5%, compared to 19.4% in the second quarter of 2012.  Home closings gross margin dollars increased 71% to $102 million.

The Company’s mortgage company, Taylor Morrison Home Funding (“TMHF”) and title operations reported a gross margin of $3.1 million for the quarter.  The mortgage capture rate for TMHF for the quarter was 80%.

Selling, general and administrative expenses were $60.2 million or 12.1% of home closings revenue for the 2013 second quarter compared to $28.6 million or 9.4% of home closings revenue for the second quarter of 2012.  Equity in income of unconsolidated entities, which represents the Company’s investments in home building joint ventures, was $8.5 million in the second quarter of 2013 as compared to $4.6 million in the second quarter of 2012.  During the second quarter, Taylor Morrison in coordination with the Company's former parent company reached a settlement with the IRS resulting in a $79.6 million expense and a substantially offsetting tax benefit.

As adjusted, to exclude certain one-time charges relating to its recent initial public offering (“IPO”) and the IRS settlement, the Company had earnings per share of $0.27 for the second quarter of 2013.  Adjusted net income, which eliminates the effect of one-time charges and the IRS settlement, was $32.9 million for the second quarter of 2013.  These adjustments include a $10 million loss on the early extinguishment of debt related to the redemption of a portion of the Company’s existing 7.75% senior notes due 2020 in connection with the IPO, $30 million for the termination of the management agreement with the Company’s principal equityholders in connection with the IPO and an $80 million non-cash charge associated with the reorganization of the Company’s equity structure immediately prior to the IPO. For the quarter, the Company had GAAP net earnings per share of $0.16 and GAAP net income of $5.3 million, available to Class A common stockholders.

The Company ended the second quarter of 2013 with $436.2 million of cash, including $15.0 million of restricted cash.  Homebuilding inventories at the end of the 2013 second quarter totaled $2.1 billion, an increase of 87% from $1.1 billion in June 30, 2012.  The Company owned or controlled approximately 45,000 lots at June 30, 2013 compared with approximately 32,000 lots at June 30, 2012.

IPO and Recent Financing Activities

On April 12, 2013, the Company completed its IPO, in which 28,572,000 shares of the Company’s Class A common stock were sold at $22.00 per share for total gross proceeds of $628.6 million.  In connection with the IPO, the underwriters exercised their over-allotment option of 4,285,800 shares at $22.00 per share for additional gross proceeds of $94.3 million.  Approximately $204.2 million of the proceeds from the IPO were used to redeem $189.6 million of the Company’s 7.75% senior notes due 2020, at a price equal to 103.875% of their principal amount, plus accrued and unpaid interest.  The remaining IPO proceeds, together with cash on hand were used to purchase equity interests in the Company’s operating partnership from the Company’s principal equityholders and to pay IPO-related fees.

Concurrent with the IPO, the Company’s principal operating subsidiaries entered into a new $400 million unsecured revolving credit facility, maturing in April 2017, replacing an existing $225 million secured revolving credit facility.  In addition, the Company’s principal operating subsidiaries issued $550 million aggregate principal amount of 5.25% senior notes due 2021, the proceeds of which are being used for general corporate purposes.

Earnings Conference Call

A conference call to discuss the Company’s second quarter 2013 earnings will be held at 4:30 p.m. Eastern Time on Tuesday, August 13, 2013.  The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.taylormorrison.com.  If you are unable to participate in the conference call, the call will be archived at www.taylormorrison.com for one year.  A replay of the conference call will also be available later today by calling (888) 843-7419 or (630) 652-3042 and entering 3517 2684# as the confirmation number.

Forward-Looking Statements

This earnings release includes forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events.  Generally, the words believe, expect, intend, estimate, anticipate, project, may, can, could, might, will and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which Taylor Morrison operates; the availability and cost of land and other raw materials used by Taylor Morrison in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with Taylor Morrison’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in Taylor Morrison’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature.  Taylor Morrison undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Taylor Morrison’s expectations.  In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission under the heading “Risk Factors.”

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand. Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers including first-time, move-up, luxury and active adult customers.  Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas.  Darling Homes serves a variety of consumers from move-up to luxury homebuyers in Texas.  Monarch, Canada’s oldest homebuilder, builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.

For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

Taylor Morrison Home Corporation
Consolidated Statements of Operations
(Amounts in thousands except per share data, unaudited)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Home closing revenue	$496,033	$305,419	$862,802	$526,322
Land closing revenue	5,616	7,410	14,470	22,650
Mortgage operations revenue	7,216	5,318	13,105	8,601
Total revenues	508,865	318,147	890,377	557,573

Cost of home closings	394,203	246,031	683,035	428,139
Cost of land closings	5,653	7,472	13,297	18,963
Mortgage operations expenses	4,069	2,772	7,559	4,801
Total cost of revenues	403,925	256,275	703,891	451,903

Operating gross margin	104,940	61,872	186,486	105,670

Sales, commissions and other marketing costs	34,267	18,361	60,209	33,137
General and administrative expenses	25,905	10,206	46,249	27,839
Equity in net income of unconsolidated entities	(8,466)	(4,608)	(11,624)	(7,788)
Loss on extinguishment of debt	10,141	7,853	10,141	(1,601)
Interest income, net	700	(1,538)	214	7,853
Indemnification and transaction expense	189,635	13,906	187,925	12,270
Other (income) expense, net	541	(968)	1,282	(757)
Income (loss) before income taxes	(147,783)	18,660	(107,910)	34,717
Income tax benefit	(69,496)	(10,174)	(53,961)	(4,676)
Income (loss) before loss (income) attributable to noncontrolling interests	(78,287)	28,834	(53,949)	39,393
Loss (income) attributable to noncontrolling interests	83,614	24	59,276	(238)
Net income	$5,327	$28,858	$5,327	$39,155

Income per common share:
Basic	$0.16		$0.16
Diluted	$0.16		$0.16
Weighted average number of shares of common stock:
Basic	32,806		32,806
Diluted	122,327		122,327

Taylor Morrison Home Corporation
Condensed Consolidated Balance Sheets
(Amounts in thousands, unaudited)

	June 30,	December 30,
	2013	2012
Assets	(unaudited)
Cash and cash equivalents	$421,147	$300,602
Restricted cash	15,042	13,683
Real estate inventory	2,102,604	1,633,050
Land deposits	32,817	28,724
Loans receivable	39,185	48,579
Mortgages receivable	44,838	84,963
Tax indemnification receivable	28,682	107,638
Prepaid expenses and other assets, net	110,779	101,499
Other receivables, net	61,044	48,951
Investment in unconsolidated entities	82,230	74,465
Deferred tax assets, net	274,172	274,757
Property and equipment, net	5,839	6,423
Intangible assets, net	22,278	17,954
Goodwill	14,594	15,526
Total assets	3,255,251	2,756,814

Liabilities and equity
Accounts payable	$113,454	$98,647
Accrued expenses and other liabilities	184,973	213,414
Income taxes payable	37,858	111,513
Customer deposits	111,159	82,038
Mortgage borrowings	39,049	80,360
Loans payable and other borrowings	313,287	215,968
Revolving credit facility borrowings	-	50,000
Senior notes	1,039,826	681,541
Total liabilities	$1,839,606	$1,533,481

Equity
Total equity	1,415,645	1,223,333
Total liabilities and equity	$3,255,251	$2,756,814

Homes Closed:	Three months ended		Three months ended		Six months ended		Six months ended
	30-Jun-13		30-Jun-12		30-Jun-13		30-Jun-12
(dollars in thousands)
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	729	$271,189	431	$137,620	1,273	$462,568	706	$220,202
West	420	166,345	298	100,747	783	296,041	485	165,534
Canada	192	58,499	154	67,052	297	104,193	313	140,586
Subtotal	1,341	$496,033	883	$305,419	2,353	$862,802	1,504	$526,322
Unconsolidated joint ventures	115	36,271	102	28,971	142	45,198	140	40,741
Total	1,456	$532,304	985	$334,390	2,495	$908,000	1,644	$567,063

Net Sales Orders:	Three months ended		Three months ended		Six months ended		Six months ended
	30-Jun-13		30-Jun-12		30-Jun-13		30-Jun-12
(dollars in thousands)
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	910	$332,377	544	$181,206	1,920	$698,334	1,071	$343,900
West	493	218,188	512	177,140	1,032	447,035	906	300,638
Canada	193	86,612	211	92,395	325	147,273	396	166,022
Subtotal	1,596	$637,177	1,267	$450,741	3,277	$1,292,642	2,373	$810,560
Unconsolidated joint ventures	15	6,065	46	10,119	30	12,912	100	20,670
Total	1,611	$643,242	1,313	$460,860	3,307	$1,305,554	2,473	$831,230

Sales Order Backlog:	As of		As of
	30-Jun-13		30-Jun-12
(dollars in thousands)
	Homes	Value	Homes	Value
East	1,849	$730,461	832	$293,917
West	911	399,904	694	223,412
Canada	1,367	442,036	1,527	498,097
Subtotal	4,127	$1,572,401	3,053	$1,015,426
Unconsolidated joint ventures	795	269,499	954	325,125
Total	4,922	$1,841,900	4,007	$1,340,551

Average Active Selling Communities:	Three months ended		Six months ended
	June 30,		June 30,

	2013	2012	2013	2012
East	121.8	72.3	121.3	73.3
West	34.5	32.3	33.0	33.7
Canada	15.8	14.0	15.3	14.5
Subtotal	172.1	118.6	169.6	121.5
Unconsolidated joint ventures	4.0	7.0	4.3	7.0
Total	176.1	125.6	173.9	128.5

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin as well as between net income and adjusted net income. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on gross margins, excluding impairments and capitalized interest amortization. Management uses adjusted home closings gross margins to evaluate our performance on a consolidated basis as well as the performance of our regions. Adjusted net income is a non-GAAP financial measure calculated based on net income, excluding one-time charges.  We believe this adjusted gross margin measure and adjusted net income are relevant and useful to investors for evaluating our performance. These measures are considered non- GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of our operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate net income and gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

Adjusted Gross Margin Reconciliation
For the three months ended June 30,
(in thousands except percentages)	2013	2012
Home closings revenues	$496,033	$305,419
Cost of home closings	394,203	246,031
Home closings gross margin	101,830	59,388
Add:
Capitalized interest amortization	11,477	6,440
Adjusted home closings gross margin	113,307	65,828
Home closings gross margin as a percentage of home closings revenue	20.5%	19.4%
Adjusted home closings gross margin as a percentage of home closings revenue	22.8%	21.6%

For the six months ended June 30,
(in thousands except percentages)	2013	2012
Home closings revenues	$862,802	$526,322
Cost of home closings	683,035	428,139
Home closings gross margin	179,767	98,183
Add:
Capitalized interest amortization	19,343	11,764
Adjusted home closings gross margin	199,110	109,947
Home closings gross margin as a percentage of home closings revenue	20.8%	18.7%
Adjusted home closings gross margin as a percentage of home closings revenue	23.1%	20.9%

Adjusted Net Income, non GAAP reconciliation (Amounts in thousands except per share data, unaudited)

Three Months Ended
June 30, 2013
Home closing revenue	$496,033
Land closing revenue	5,616
Mortgage operations revenue	7,216
Total Revenue	$508,865

Cost of home closings	394,203
Cost of land closings	5,653
Mortgage operations expenses	4,069
Total Cost of Revenues	403,925
Gross Margin	$104,940

Sales commissions and other marketing costs	34,267
General and administrative expenses	25,905
Equity in income of unconsolidated entities	(8,466)
Interest expense	700
Loss on extinguishment of debt	10,141
Other expense	541
Indemnification and transaction expenses	189,635
Income Before Taxes	$(147,783)

Income tax benefit	(69,496)
Net Loss	$(78,287)

Net (income) loss attributable to noncontrolling interests	(106)
Net (income) loss attributable to noncontrolling interests Principal Equityholders	83,720

Net Income available to Taylor Morrison Home Corporation	$5,327

Adjusted Net Income available to Taylor Morrison Home Corporation:
Net Income available to shareholders	$5,327
Early extinguishment of debt expense	10,141
Tax effect of early extinguishment of tax	(3,666)
Indemnification receivable and income tax payable reversal	5,432
Adjusted income (loss) attributable to Principal Equityholders	(8,704)
Adjusted net income available to Taylor Morrison Home Corporation	$8,530

Net income (loss) attributable to Principal Equityholders	$(83,720)
Pre IPO (income) attributable solely to Principal Equityholders
Pre IPO charge related to equity compensation charge from reorganization	80,189
Pre IPO charge related to termination of managements services agreement	29,848
Tax effect on pre IPO charge related to termination of management services agreement	(10,790)
Adjusted net income attributable to Principal Equityholders related to post IPO adjustments	8,704
Adjusted net income attributable to Principal Equityholders	$24,231

Diluted net income	$32,761

Adjusted Income Per Share:
Income per share, basic	$0.16
Adjusted income per share, basic	$0.26
Income per share, diluted	$0.16
Adjusted income per share, diluted	$0.27
Basic number of shares of common stock	32,806
Diluted number of shares of common stock	122,327